EXHIBIT 99.1

RPM International Inc. Announces Senior Note Offering

MEDINA, Ohio, Sept. 27 /PRNewswire-FirstCall/ — RPM International Inc. (NYSE: RPM) announced today its intention to commence a private offering of up to $200 million of Senior Unsecured Notes. The offering is being made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The net proceeds of the offering of the Senior Notes will be used to refinance existing indebtedness. The Company plans to use a portion of the net proceeds to refinance portions of its current outstanding floating rate indebtedness and currently anticipates that it will hold the remainder of such net proceeds as cash or short-term investments until such time as it can use such remainder to pay some or all of its indebtedness under its $15.0 million 6.12 percent Senior Notes due 2004, which mature on November 15, 2004, and its $150.0 million 7.0 percent Senior Notes due 2005, which mature on June 15, 2005.

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The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it- yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact Glenn R. Hasman, Vice President of Finance and Communications, at 330-273-8820 or ghasman@rpminc.com.

SOURCE RPM International Inc.

CONTACT: Glenn R. Hasman, Vice President of Finance and Communications, of RPM International Inc., +1-330-273-8820, or ghasman@rpminc.com